Exhibit 99.2

HERTZ DIVESTITURE AGREEMENT WITH THE FTC:

FREQUENTLY ASKED QUESTIONS

1.  In August, Hertz disclosed that the divestiture of Advantage would result in an estimated loss of $30 million of EBITDA.  Does that number include the impact of losing revenue at the Dollar Thrifty locations that you may need to divest?

No.

●
The estimated $30 million of EBITDA loss was only for the current Advantage locations and does not include any potential losses we may incur in connection with the divestiture of the 26 Dollar Thrifty locations.

●	It is difficult to estimate potential revenue leakage at the 26 Dollar Thrifty locations.
●	The exact amount depends on the remedy at each airport.
●	We believe the revenue leakage will not be material, which should translate into an immaterial loss of EBITDA.
●	Estimated EBITDA loss does not move the needle on valuation paid for Dollar Thrifty.

2.  What airports do you have to divest?

In addition to those airports where Advantage currently operates, the FTC identified 26 airports served by Dollar Thrifty where it believed competition would be served by the on-airport addition of Advantage or another leisure car rental brand.  Under Hertz’s agreement with the FTC, Hertz has undertaken to secure that on-airport presence.  It may do so, either by obtaining new airport concessions for Advantage or another buyer or by subdividing or assigning existing concessions operated by Dollar Thrifty, subject to airport approval.  Because those arrangements have not been finalized, Hertz cannot be certain which will require the divestiture of an existing Dollar and/or Thrifty concession.

3.  Why are there two groups of additional airport locations (i.e., the Initial Airport Locations and the Secondary Airport Locations) to be divested?  What is the difference between the two groups?

Based upon discussions with the FTC Staff, Hertz concluded that the divestiture of Advantage and the Initial Airport Locations would be sufficient to secure FTC approval of Hertz’s acquisition of Dollar Thrifty.  On that basis, Hertz negotiated a purchase agreement with Adreca (a subsidiary of Macquarie Capital, operated by Franchise Services of North America Inc.) which provided for the sale of Advantage and the Initial Airport Locations, including certain related assets required to operate the Initial Airport Locations (excluding rental vehicles).  In the final days leading up to the FTC agreement, it became clear that, to avoid litigation and the associated delay, Hertz would need to divest additional on-airport locations if FTC approval was to be secured prior to the November 16 expiration of Hertz’s offer to purchase Dollar Thrifty shares.  Hertz ultimately agreed to include in the divestiture package the airport concession agreements for the 13 Secondary Airport Locations, together with certain associated joint use and/or service agreements.  The FTC agreement also gives Hertz additional time to find an acceptable buyer for the Secondary Airport Locations.

4.  Will the Hertz brand have to move off airport?

No, the FTC agreement focused on locations where the Dollar and/or Thrifty brands are currently operated and where the FTC concluded competition would be served by assuring the on-airport presence of Advantage or another new leisure brand.

5.    Will Dollar and Thrifty be allowed to continue operating at or near the divestiture airports?

Yes.  At the majority of the divestiture airports Hertz expects to continue operating on-airport with either or both of the Dollar and Thrifty brands after providing the divestiture buyer with a counter.  In some instances one or both brands may be required to move off-airport in order to free up a slot.  When that occurs, however, Hertz generally will continue to operate the Dollar and/or Thrifty brands from nearby, serving airport customers from an off airport location.  Eventually, Hertz will be able to bid for new on-airport concessions for the brand(s).

6.  What happens if an airport refuses to allow the new brand on airport?

In the case of the Initial Airport Locations and certain of the Secondary Airport Locations, if the airport refuses to allow a new brand on-airport, the FTC may designate a substitute on-airport location to be divested within 6 months.  If Hertz is unable to obtain airport consents within 6 months of the divestiture deadline it may also petition the FTC to relieve it of its divestiture obligation.

7.  When do all these transfers need to be accomplished?

The divestiture deadline differs by location.  Hertz has agreed to divest Advantage by December 12, 2012.  The deadline for divestiture of the Initial Airport locations is 90 days from Hertz’s acquisition of Dollar Thrifty.  Hertz has undertaken to divest 10 of the 13 Secondary Airport Locations within 6 months of the Dollar Thrifty acquisition, with the remaining locations to be divested within 3 months thereafter.

8.  Does Hertz need to shut down operations at these airports until they are divested?

No, the FTC agreement does not require any operations to be shut down pending divestiture.

9.  What if you can’t find a buyer for the 13 Secondary Airport Locations?

The FTC agreement fixed deadlines for the divestiture of the various classes of assets to be divested.  If Hertz cannot meet those deadlines, either because the applicable airports refuse to consent or it cannot find a buyer acceptable to the FTC, (1) the FTC may designate a Divestiture Trustee to accomplish the divestiture within 12 months and (2) Hertz may, 6 months after the applicable deadline, petition the for relief from its divestiture obligations

10.  How much do you expect to receive in purchase price consideration for the 13 Secondary Airport Locations?

Hertz has not started the process of selling the 13 Secondary Airport Locations, so it cannot know what the applicable purchase price will be.

11.  Do you have to sell all of the 13 new airports to one buyer?

No, the FTC agreement would permit Hertz to sell to one or more buyers.

12.  Why did the FTC require you to negotiate exclusively with Adreca for 30 days?

The FTC’s review of the proposed divestiture of Advantage included consideration of Adreca’s (and its owner/operator Macquarie/FSNA’s) capacity to operate as a competitive force in the on-airport market.  By giving Adreca an exclusive period to acquire the Secondary Airport Locations, Hertz believes the FTC was seeking to give Adreca an enhanced opportunity to further expand its on-airport operations.

13.  What actually are you giving up at these airports? Are you giving up cars busses, or anything else at these airports?

Again, the answer varies depending on the airport location.  Because Hertz will be selling Advantage, all the assets of that subsidiary will be transferred with the company.  In the case of the Initial Airport Locations, Hertz will transfer the applicable airport concessions and selected assets negotiated with FSNA/Mac to assist it in the on-going operations of those locations.  At the Secondary Airport Locations, transfers will be limited to the airport concession agreements and certain related facility access/services agreements.  No rental vehicles are required or expected to sold as part of the divestitures.

14.  Are you required to give up brand names at the airports in question?

No.  Beyond the Advantage brand rights, which will transfer to Adreca as part of the Advantage sale, Hertz is not required to divest or license any other brand names.

15.  What does the Monitor do?

The appointment of a monitor with oversight responsibilities is standard in FTC divestiture orders.  Hertz will periodically report to the Monitor on its divestiture efforts and the Monitor, in turn, will advise the FTC on Hertz’s progress in complying with the terms of its agreement with the FTC.

16.  What does the Divestiture Trustee do?

If a Divestiture Trustee is appointed by the FTC with respect to any of the assets to be divested, she/he will have the authority to dispose of those assets during the 12 months following the Trustee’s appointment.  Once again, providing for a trustee as a fallback means of accomplishing a divestiture is standard FTC practice.

17.  What is the 30 day comment period in the FTC process?  Is there a chance the FTC will change its mind?

The 30 day comment period, which is a regulatory requirement for all FTC orders of this nature, provides an opportunity for public comment.  The FTC’s action in this matter will only become final upon the expiration of that comment period and a vote by the Commission officially adopting the order. Changes of mind by the Commission are exceedingly rare, however, and Hertz is unaware of any instance in which the Commission decided to seek to block or undo a merger after accepting a consent order for public comment.

18.  The FTC’s press release said there are 29 airports that need to be divested, Hertz’s press release said 26, what is the difference?

The FTC initially identified 16 on-airport locations for inclusion in the Initial Airport Locations.  During the period that the Hertz/Dollar Thrifty acquisition was under FTC review, Hertz was able to secure on-airport concessions for Advantage at three of those locations.  Accordingly, only 13 of the original 16 on-airport locations remain to be divested.